Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference of information from our reserves report dated January 25, 2019, included in or made a part of PDC Energy, Inc.’s (“PDC”) Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, and our summary report attached as Exhibit 99.2 to the Form 10-K, each incorporated by reference in the Registration Statement of PDC on Form S-8, including any amendments thereto (collectively, the “Registration Statement”), and information derived from such reports in the Registration Statement and any related prospectuses.  We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectuses.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

January 14, 2020

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients.  The digital document is intended to be substantively the same as the original signed document maintained by NSAI.  The digital document is subject to the parameters, limitations, and conditions stated in the original document.  In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.